UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________________________________________

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by the Registrant   ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12

FIGURE ACQUISITION CORP. I

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following communication was made available by Michael Cagney, Chairman of the Board of Directors of Figure Acquisition Corp. I, on LinkedIn.]

I’m hoping we can bring some life back to the #spac space, if not for just one deal...

See important information: [link to: https://lnkd.in/gAfxjwq6]

[link to: https://lnkd.in/gNXgxRmd]

[The following article written by a third party was made available by a link provided in the above communication:]

Figure-affiliated SPAC plans to merge with mortgage bank

By Catherine Leffert December 09, 2022, 5:38 p.m. EST

A blank-check company affiliated with the fintech Figure Technologies has signed a nonbinding letter of intent to merge with a warehouse lender and bank holding company, aiming to bring its blockchain technology to the acquired financial institution.

The deal would combine Figure Acquisition Corp 1, founded by the management team of Figure Technologies, with an undisclosed, $3 billion- to $5-billion-asset holding company that provides home loans across the country. The special-purpose acquisition company would take the bank public and allow it to leverage Figure's technology, potentially introducing a system of originating loans as fully digital assets that can be traded in real time as digital tokens.

“We believe the proposed transaction provides a unique value creation opportunity by combining the bank's sound balance sheet, nationwide footprint and seasoned management team with our team's deep understanding of, and experience with, the application of technology to regulated financial services businesses as well as the necessary capital to grow and execute against our shared vision of the future of banking,” Michael Cagney, chairman of the SPAC and chief executive of Figure Technologies, said in a prepared statement.

The deal is still subject to the completion of due diligence and negotiation of a definitive agreement, and the SPAC has also asked for stockholder approval of a six-month extension to complete its initial business combination, which would push the deadline to Aug. 23. The company raised $287 million with its launch and has been searching since early 2021 for a financial institution to take public.

Meanwhile, Figure Technologies, founded in 2018 by Cagney, has been seeking a national bank charter. Figure Technologies originally applied with the Office of the Comptroller of the Currency in 2020 for a specialized bank charter that didn’t require deposit insurance, but amended its application to include deposit insurance after a lawsuit from state regulators delayed the process. In June, Figure Technologies terminated its previously announced merger agreement with Homebridge Financial, a nonbank mortgage lender.

Figure Technologies offers mortgage refinancing, home equity lines of credit and an equity management platform that allows private companies to raise, manage and trade equity using Provenance Blockchain, an open-source digital ledger also developed by Cagney in 2020, for loan origination, servicing, financing and private fund services. The fintech has recently partnered with the investment firm titans Apollo Global Management and Hamilton Lane to launch new funds using Provenance, which has supported more than $12 billion in transactions, according to Figure.

Figure also developed Digital Asset Registration Technologies, a blockchain-based lien and eNote registry that allows lenders to originate and trade loans as digital tokens on Provenance. Cagney said the SPAC deal could allow the bank to use DART for its warehouse business.

Additional Information and Where to Find It

Figure Acquisition Corp. I (the “Company”) has filed a definitive proxy statement (the “Extension Proxy Statement”) to be used to approve the Extension. The Company has mailed the Extension Proxy Statement to its stockholders of record as of November 14, 2022 in connection with the Extension. Investors and security holders of the Company are advised to read the Extension Proxy Statement and any amendments thereto, because these documents will contain important information about the Extension and the Company. Stockholders will also be able to obtain copies of the Extension Proxy Statement, without charge, at the SEC’s website at www.sec.gov or by directing a request to: Figure Acquisition Corp. I, 650 California Street, Suite 2700, San Francisco, CA 94108.

Participants in the Solicitation

The Company and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the Extension under the rules of the SEC. Information about the directors and executive officers of the Company and a description of their interests in the Company and the Extension are set forth in the Extension Proxy Statement, which was filed with the SEC on November 18, 2022. This document can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Certain statements made in this communication are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this communication, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the risk that approval of the Company’s stockholders for the Extension is not obtained; the inability of the Company to enter into a definitive agreement with respect to an initial business combination within the time provided in the Company’s amended and restated certificate of incorporation; the level of redemptions made by the Company’s stockholders in connection with the Extension and its impact on the amount of funds available in the Company’s trust account to complete an initial business combination; and those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on April 13, 2022, under the heading “Risk Factors,” the Extension Proxy Statement filed with the SEC on November 18, 2022, and other documents of the Company filed, or to be filed, with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.